Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces 2021 First Quarter Results

Saint Paul, Minn., May 3, 2021 -- Image Sensing Systems, Inc. (Nasdaq: ISNS) today announced results for its quarter ended March 31, 2021.

First Quarter 2021 Financial Summary

  First quarter royalties were $1.8 million, a decrease of 14 percent from the same period in the prior year.
  First quarter product sales were $1.2 million, an increase of 11 percent from the same period in the prior year.
  Operating expenses totaled $1.9 million in the first quarter of 2021, a decrease of 34 percent from the prior year period.
  Capitalized software costs in the first quarter of 2021 were $123,000 compared to $22,000 in the prior year period.
  The Company recognized other income of $931,000 for the forgiveness of the Paycheck Protection Program loan and accrued interest during the first quarter.
  Net income for the first quarter of 2021 totaled $1.1 million compared to a net loss of $111,000 for the same period in the prior year.
  Cash balance decreased to $8.2 million at March 31, 2021, down from $8.6 million at the end of the fourth quarter of 2020.

Exhibit 99.1

First-Quarter Results:

First quarter revenue for Image Sensing Systems, Inc. ("ISS," the "Company," "us," "we," or "our") in 2021 was $3.0 million compared to $3.2 million in the first quarter of 2020. Revenue from royalties was $1.8 million in the first quarter of 2021 compared to $2.1 million the first quarter of 2020. Product sales increased to $1.2 million in the first quarter of 2021, an 11 percent increase from $1.1 million in the first quarter of 2020. Autoscope video product sales and royalties were $76,000 and $1.8 million, respectively, and RTMS radar product sales were $1.1 million in the first quarter of 2021.

Gross margin for the first quarter of 2021 was 76 percent, a 4 percentage point or 5 percent decrease from a gross margin of 80 percent for the same period in 2020. Gross margin from royalties decreased to 95 percent in the first quarter of 2021 compared to 96 percent in the first quarter of 2020. Product sales gross margin for the first quarter of 2021 was 47 percent compared to 49 percent in the prior year period. The decrease in the gross margin percent was primarily the result of a reduction in warranty reserve in the first quarter of 2020.

The 2021 first quarter net income includes operating expenses of $1.9 million, a 34 percent decrease from the first quarter of 2020. The decrease is driven by first quarter 2020 expenses of $294,000 for legal and outside consulting costs related to the efforts around exploring strategic alternatives to maximize shareholder value which ended in 2020.  The decrease in operating expenses is also due to the increase in capitalized software development costs and decreased headcount in the first quarter of 2021 compared to the first quarter of 2020. During the first quarter of 2021, the Company capitalized $123,000 of internal software development costs compared to $22,000 in the prior year period. Other income of $931,000 was recorded during the first quarter of 2021 when the Company received forgiveness of the Paycheck Protection Program loan and accrued interest.  The Company's net income for the first quarter was $1.1 million, or $0.21 per diluted share, compared to a net loss of $(111,000) or $(0.02) per diluted share, in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the first quarter of 2021 was $638,000 compared to an operating loss of $(51,000) in the prior year period.

“We took measured actions in late 2020 that drove additional efficiencies into the organization to address COVID-19 induced market dynamics and seasonal revenue fluctuations.  As reflected in our first quarter results, these actions drove profits allowing us to continue investing in new products and services.  I am pleased to report that our product sales came in on target with 11 percent year-over-year growth, a direct result of our team’s ability to support, promote, and sell in a challenging virtual environment.  We are seeing rapid adoption of our RTMS Echo radar platform and expect this to continue as we add additional features in the coming months.  While royalty revenues declined over last year, we believe this to be a transient event and expect Autoscope sales to rebound in the near term,” said Chad Stelzig, CEO for ISS.

“The first quarter of 2021 also marks the beginning of several important product development initiatives to address vulnerable road users, deploy artificial intelligence, and improve the accessibility of data from our platforms.  These initiatives will drive new business opportunities requiring actionable data and unique insights.”

“Based upon the Company’s financial strength and earnings, we believe that the recently declared dividend will be supported by operating cash flow of the Company while still allowing for growth and the exploration of acquisition opportunities.”

“We are excited about the next chapter of the Company, which we feel will help to build our existing business relationships and distribution agreements that we currently have, while also helping to foster future growth opportunities,” concluded Mr. Stelzig.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended March 31,
	2021	2020
Revenue
Product sales	$1,163	$1,050
Royalties	1,816	2,109
	2,979	3,159
Cost of revenue	706	623
Gross profit	2,273	2,536

Operating expenses
Selling, general and administrative	1,366	1,909
Research and development	496	902
	1,862	2,811
Income (loss) from operations	411	(275)
Other income, net	925	-
Income (loss) from operations before income taxes	1,336	(275)
Income tax expense (benefit)	205	(164)
Net income (loss)	$1,131	$(111)

Basic net income (loss) per share	$0.21	$(0.02)
Diluted net income (loss) per share	$0.21	$(0.02)

Weighted shares - basic	5,322	5,267
Weighted shares - diluted	5,342	5,267

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$8,212	$8,605
Receivables, net	2,850	2,261
Inventories	829	770
Prepaid expenses and other current assets	434	480
	12,325	12,116
Property and equipment, net	268	303
Operating lease asset, net	82	136
Intangible assets, net	3,097	3,161
Deferred income taxes	5,507	5,708
	$21,279	$21,424
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$301	$547
Short-term debt	-	349
Warranty and other current liabilities	495	576
	796	1,472

Non-current liabilities
Operating lease obligation	6	8
Long-term debt	-	574
	6	582

Shareholders’ equity	20,477	19,370
	$21,279	$21,424

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three-Month Periods Ended March 31,
	2021	2020
Operating activities
Net income (loss)	$1,131	$(111)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	227	224
Stock option expense	53	59
Deferred income tax expense	201	-
Forgiveness income from PPP Loan	(931)	-
Changes in operating assets and liabilities	(867)	322
Net cash provided by (used for) operating activities	(186)	494

Investing activities
Capitalized software development costs	(123)	(22)
Purchases of property and equipment	(10)	(75)
Net cash used for investing activities	(133)	(97)

Financing activities
Stock for tax withholding	(24)	-
Net cash used for financing activities	(24)	-

Effect of exchange rate changes on cash	(50)	(90)
Increase (decrease) in cash and cash equivalents	(393)	307

Cash and cash equivalents at beginning of period	8,605	5,118
Cash and cash equivalents at end of period	$8,212	$5,425

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$3	$25

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended March 31,
	2021	2020
Income (loss) from operations	$411	$(275)
Amortization of intangible assets	187	174
Depreciation	40	50
Non-GAAP income (loss) from operations	$638	$(51)

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.